Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-210993, 333-213198 and 333-213717 on Form S-8 of our report dated April 12, 2017, relating to the financial statements of Quorum Health Corporation appearing in this Annual Report on Form 10-K of Quorum Health Corporation for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP

Nashville, TN

April 12, 2017